Exhibit 99.1

Coldwater Creek Reports Fiscal 2008 Third Quarter Preliminary Results

Company announces reduced store growth plans for fiscal 2009 and withdraws guidance for fiscal 2008 fourth quarter

SANDPOINT, Idaho, November 3, 2008 - Coldwater Creek (NASDAQ: CWTR) today announced preliminary third quarter results and withdrew its previously issued sales and earnings per share guidance for the fourth quarter of fiscal 2008.

For the third quarter of 2008, the Company expects sales of approximately $225 million, reflecting a same-store sales decline in the low twenties. Based on these lower than anticipated sales, the Company now expects to realize a loss per share in the quarter between $0.07 and $0.09. In addition, the Company expects to end the quarter with cash of approximately $70 million and for premium retail store inventory per square foot, including retail inventory in the distribution center, to decrease approximately 19% compared with the third quarter of 2007.

“Following the recent economic events, we experienced a significant deterioration in our traffic and sales beginning the second weekend in October, and as a result we are lowering our guidance expectations for the third quarter,” said Dan Griesemer, president and chief executive officer of Coldwater Creek. “Given the unprecedented consumer environment and the difficulty in forecasting future trends, we are also withdrawing our sales and earnings guidance for the fourth quarter. We believe that through our improved product and customer experience and cost savings initiatives we have positioned the Company for long-term success. However, the overall macro-economic environment has proven to be substantially more challenging than anticipated.”

Mr. Griesemer continued, “While we continue to believe in our retail expansion strategy, we are reducing our store growth plans for 2009 in light of the current market conditions.  We now plan to open approximately 15 new stores, down from our previous plan of approximately 40 new stores.  Additionally, our analysis of any new store opportunity will take into account a higher hurdle rate as a result of the challenging retail environment. We remain confident in our overall business model and are committed to controlling expenses and managing inventory. We strongly believe that we are positioned to achieve improved results when consumer spending improves.”

The Company remains confident with its liquidity position and previously issued inventory and cash guidance.  At the end of fiscal 2008, the Company expects total inventory to be down approximately 10% versus the end of fiscal 2007 despite adding 43 new stores, and that it will have over $75 million in cash, compared to $62.5 million in cash at the end of fiscal 2007.  Furthermore, due to the reduced store growth plan, the Company anticipates that 2009 capital expenditures will be approximately half of the amount it expects to record in 2008.  Through diligent cost control efforts throughout the year, the Company anticipates Selling, General, and Administrative expenses in fiscal 2008 will be down approximately $50 million from the prior year.

The Company will be discussing this updated guidance in a conference call on Monday, November 3, 2008, at 4:45 P.M. (Eastern). To listen to the live Web cast, log on to http://www.videonewswire.com/event.asp?id=53053.  Also, a link to the live Web cast of the call is provided in the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com/. The call will be archived from approximately one hour after the conference call until midnight on Tuesday, November 11, 2008.  The replay can be accessed by dialing (719) 457-0820 and giving the pin number 2806845.  A replay and transcript of the call will also be available in the Investor Relations section of the Company’s Web site.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our expected third quarter fiscal 2008 sales and loss per share and other future plans and financial results. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as the current macroeconomic conditions and the global credit crisis, increased promotional activity in the specialty retail marketplace, weather, rising fuel costs, political and competitive conditions and the possibility that because of lower than expected customer response we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  the possibility that our cost cutting efforts will not be successful;

•                  unexpected or increased costs or delays in the development and expansion of our retail chain;

•                  our potential inability to recover the substantial fixed costs of our retail expansion due to sluggish sales;

•                  our potential inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, risks related to our foreign sourcing strategy, and the possibility, that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•                  the effect of increased fuel costs on various aspects of our business, including shipping, transportation, merchandise acquisition and consumer spending;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

•                  the risk that the benefits expected from our strategic initiatives will not be achieved or may take longer to achieve than we expect;

•                  the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•                  risks associated with our dependence on a single distribution facility;

and such other factors as are discussed in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

   ICR, Inc.

   Andrew Greenebaum / Laura Miller

   310-954-1100